KPMG LLP

345 Park Avenue

New York, NY 10154-0102

June 23, 2025

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for the Harding, Loevner Funds, Inc. Portfolios listed in Appendix A (collectively, “Harding, Loevner Funds, Inc.” or the “Funds”) and, under the date of December 13, 2024, we reported on the financial statements of Harding, Loevner Funds, Inc. as of and for the year ended October 31, 2024. On January 31, 2025, we were dismissed.

We have read the statements made by Harding, Loevner Funds, Inc. included under Item 8 of Form N-CSR dated June 23, 2025, and we agree with such statements, except we are not in a position to agree or disagree with the Funds’ statements in section (b) of Item 8 of Form N-CSR.

Very truly yours,

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

Appendix A

Harding, Loevner Funds, Inc. — Commission File Number 811-07739

1.Global Equity Portfolio

2.International Equity Portfolio

3.International Developed Markets Equity Portfolio

4.International Carbon Transition Equity Portfolio

5.International Small Companies Portfolio

6.Institutional Emerging Markets Portfolio

7.Emerging Markets Portfolio

8.Emerging Markets ex China Portfolio

9.Chinese Equity Portfolio

10.Frontier Emerging Markets Portfolio